Exhibit 99.1



                                  April 5, 2002




Mr. Robert P. Rittereiser
Chairman and Chief Executive Officer
Gruntal Financial, L.L.C.
One Liberty Plaza
New York, New York 10006



Dear Bob:

         The purpose of this letter is to express the intention of Ladenburg Thalmann Financial Services Inc. ("Ladenburg") to purchase as promptly as possible all of the equity interests, and contribute $20 million in cash to the capital of, Gruntal Financial, L.L.C. ("Gruntal Financial"), on the terms described below in the attached summary of terms, which was prepared with extensive input and cooperation from, and approved by, representatives of CIT, JPMorgan Chase, Orange Stone Reinsurance, ZGA US Limited and Brookfield Properties.

         Upon execution of this letter by the parties, Ladenburg will continue its due diligence examination of Gruntal Financial and its affiliates, and will begin to prepare a definitive Purchase and Sale Agreement (the "Agreement") reflecting in more detail the further terms and conditions (including regulatory and other approvals) for transactions of this nature and any other customary terms and conditions, including satisfactory completion of Ladenburg's due diligence examination and representations with respect to organization, capitalization, absence of conflicts and third party approvals.

         The further terms of our proposal are as follows:

         1. Closing. The parties anticipate that the closing will occur on the later of May 1, 2002 (or earlier if possible) or five business days from the date of receipt of all necessary regulatory and other approvals. All of the above transactions would be consummated simultaneously, after the completion of mutually acceptable definitive documentation and the receipt of all necessary consents and approvals, including from the NYSE and third parties.

         2. Expenses. Each party shall bear its own expenses in connection with the implementation of this letter of intent and the Agreement, regardless of whether or not the Agreement is executed. Gruntal Financial shall not bear expenses of any other party.


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         3. Press Releases and Disclosure. Each party agrees that, except as otherwise required by applicable securities laws, neither it nor its affiliates will issue any press release or other disclosure of this letter of intent without the prior approval of the other, which shall not be unreasonably withheld.

         4. Termination. This letter of intent may be terminated (i) by the mutual written consent of Gruntal Financial and Ladenburg, or (ii) by either party if the Agreement has not been executed by April 30, 2002 (the "Termination Date"). Notwithstanding a termination, the provisions of items 2, 3, 4 and 7 shall survive the termination of this letter of intent.

         5. Access. Gruntal Financial agrees to provide Ladenburg and its agents and professionals access to its books and records and to permit Ladenburg to continue to conduct its due diligence review, all subject to the provisions of the Confidentiality Agreement entered into between Gruntal Financial and Ladenburg.

         6. No Shop Provisions. From the date of this Agreement to the Termination Date, in consideration of the substantial expenditure of time and expense we will be making, neither Gruntal Financial nor any other affiliate of Gruntal Financial shall, nor shall they permit any of their respective officers, directors or other representatives to, directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any person or group (other than Ladenburg and its representatives) concerning any merger, sale of securities, sale of substantial assets or similar transaction involving Gruntal Financial, Gruntal & Co. and their respective subsidiaries. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or other representative of Gruntal Financial or any other affiliate of Gruntal Financial, whether or not such person is purporting to act on behalf of Gruntal Financial, any other affiliate of Gruntal Financial or otherwise, shall be deemed to be a breach of this item 6 by Gruntal Financial. In the event that Gruntal Financial or any other affiliate of Gruntal Financial receives an inquiry relating to any such transaction, Gruntal Financial shall promptly notify Ladenburg thereof.

         7. No Binding Obligations. Except for items number 2, 3, 4, 6 and 7 as to which the parties intend to be and shall be legally bound, it is expressly understood and agreed that this letter of intent is intended to be an expression of our respective current intentions and does not constitute an offer by, or a legally binding or enforceable agreement or commitment on the part of, any party with respect to the matters described herein or a complete statement of any agreement, and does not impose on any party an enforceable duty or obligation to negotiate or conclude any such agreement or commitment. Except as to those specified items, the validity and enforceability of any agreement which may be reached is subject to and conditioned upon the parties agreeing upon and reducing to a definitive agreement all terms and conditions deemed necessary or advisable by them. Neither the expenditure of funds by any party nor any other action or inaction on the part of any party will be regarded as partial performance of a binding agreement or entitle the party expending funds or taking or omitting to take such action to any right to assert claims against the other party.

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         If this letter of intent correctly reflects our mutual intentions, please sign and date the enclosed copy of this letter in the space provided below and return it to the undersigned.


                                      Sincerely,

                                      Ladenburg Thalmann Financial Services Inc.


                                      By: /s/ Victor M. Rivas
                                          --------------------------------------
                                          Victor M. Rivas
                                          President and Chief Executive Officer

Agreed and accepted this
5th day of April, 2002

Gruntal Financial, L.L.C.


By:  /s/ Robert P. Rittereiser
     ------------------------------------
     Robert P. Rittereiser
     Chairman and Chief Executive Officer


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                       Possible Terms for the Acquisition
                        of Gruntal Financial, L.L.C. by
                   Ladenburg Thalmann Financial Services Inc.


Form of Transaction:                Ladenburg Thalmann Financial Services Inc.
                                    ("Ladenburg") would acquire 100% of the
                                    outstanding equity interests in Gruntal
                                    Financial, L.L.C. ("Gruntal") for a nominal price. The purchase and sale would be on an "as is" basis, with no representations or warranties being made by any of the sellers or Orange Stone Reinsurance ("OSR"), except each seller would represent as to title to the securities sold by it and due corporate authorization for the transaction.

Equity Contribution:                Ladenburg would contribute to the capital of
                                    Gruntal & Co. $20 million in cash at
                                    closing.

Forgiveness of Subordinated Debt:   ZGA US Limited ("ZGA") would forgive the $10
                                    million in aggregate principal amount of subordinated debt owed to ZGA by Gruntal &
                                    Co., at closing.

Treatmentof CIT Obligations:        OSR would contribute $5 million in cash at
                                    closing to Gruntal for the purpose of
                                    satisfying a portion of the CIT leases to Gruntal & Co. The balance of the CIT leases would be forgiven at closing.

                                    The existing CIT equipment loan associated with the branch offices and One Liberty Plaza would be restructured effective as of the closing. The aggregate principal amount of such obligations would be set at $6 million. The term of no portion of the restructured portion of the loan would extend beyond 23 months, and the payment dates would correspond to the payment dates in the existing loan. The collateral consisting of the equipment currently used at One Liberty Plaza would be released, except that CIT retains the removable collateral on the 13th , 16th and 17th floors. CIT/J.P. Morgan Chase would receive the proceeds from the property and casualty insurance claims with respect to the destroyed property at One Liberty Plaza.

                                    Gruntal would deliver to CIT/J.P. Morgan
                                    Chase, promptly after provided to the NYSE, an updated Gruntal business plan (including projections) and an opening balance sheet and projected profit and loss statement.

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Treatment of Jacom Obligations:     OSR would contribute an additional $3
                                    million in cash at closing to Gruntal to be applied to the obligations of Gruntal and/or its subsidiaries to Jacom.

One Liberty Plaza Lease:            An affiliate of OSR would execute at closing
                                    a direct lease with respect to three and one-half floors of space currently occupied by Gruntal at One Liberty Plaza (14th, 16th,
                                    17th and one half of the 13th floors). The termination date of an existing lease at One
                                    Liberty Plaza held by an OSR affiliate would be made co-terminus with that of the new lease.

                                    Folksamerica would execute at closing a
                                    direct lease with respect to one floor of space currently occupied by Gruntal at One Liberty Plaza (the 18th floor). The agreed surrender payment (approximately $613,000) would be made by Gruntal to the landlord.

                                    Gruntal would cause J.P. Morgan Chase (or one of its affiliates) to provide at closing an irrevocable letter of credit in favor of the landlord in an amount equal to the unpaid rent from the period 1/18/02 through the closing (the "Unpaid Rent"), but not to exceed $1.5 million. The letter of credit could be drawn at the end of six months after the closing in the maximum amount equal to the lesser of (i) the Unpaid Rent, less any payments made by Gruntal (or the business interruption insurers of Gruntal or the landlord) in respect of the Unpaid Rent, or (ii) $1.5 million. The existing letter of credit would be surrendered at closing. The above transactions would be undertaken in settlement of the existing rent dispute at One Liberty Plaza. Gruntal would agree to use reasonable efforts to pursue all available claims under its business

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                                    interruption insurance policies. The
                                    landlord would agree to use reasonable
                                    efforts to pursue all available claims under its rental value insurance policies. Gruntal and the landlord would agree to keep J.P. Morgan Chase reasonably informed about the status of such claims and provide copies of correspondence with such insurers. J.P. Morgan Chase would be assigned the first $1.5 million, plus fees and expenses, of Gruntal's business interruption insurance.

                                    The above transactions would be effective as of the closing date.

New Subordinated Note:              Gruntal will issue to OSR or one of its
                                    affiliates at closing a new three-year
                                    subordinated note in the principal amount equal to one years' aggregate rent obligation with respect to the 14th Floor of One Liberty Plaza. The note would bear current interest at the annual rate of 3.5%, and the principal amount of the note would be repayable in three equal annual installments commencing at the end of the first year after the closing. If the 14th floor is assigned by the tenant to a third party during the first year after the closing, the principal amount of the note would be reduced by an amount equal to the portion of the first years' rent on such floor to be paid by the assignee.


Ladenburg Shares:                   OSR or its affiliates would receive at
                                    closing 5 million shares of common stock of Ladenburg, in consideration of the financial accommodations provided by OSR and its affiliates. The shares would be accompanied by mutually acceptable registration rights.


Closing: All of the above transactions would be consummated simultaneously, after the completion of mutually acceptable definitive documentation (including, without limitation, intercreditor agreements) and the receipt of all necessary consents and approvals, including from the NYSE and third parties.

Non-Binding Term Sheet:             This term sheet is non-binding.